Exhibit 99.1

Northern Oil and Gas, Inc. Provides Fourth Quarter 2013 Production and Operations Update

WAYZATA, MINNESOTA — January 29, 2014 — Northern Oil and Gas, Inc. (“Northern”) (NYSE MKT: NOG) is providing a production and operations update for the quarter ended December 31, 2013.

PRODUCTION AND OPERATIONS UPDATE

Northern’s fourth quarter 2013 production is expected to average approximately 13,900 barrels of oil equivalent (Boe) per day. This represents an increase of 28% compared to the fourth quarter of 2012, and a sequential increase of 6.5% compared to the third quarter of 2013.  Total production for 2013 was approximately 4.47 million barrels of oil equivalent, an increase of approximately 19% compared to 2012.

During the fourth quarter of 2013, Northern added 173 gross (12.6 net) wells to production, with an additional 245 gross (15.2 net) wells that were drilling or awaiting completion as of December 31, 2013.  During 2013, Northern added 531 gross (40.0 net) wells to production.  As of December 31, 2013, Northern’s total producing well count was 1,758 gross (146.2 net) wells.

Northern expects its fourth quarter 2013 realized price per barrel of oil equivalent, including the effect of settled derivatives (hedges), to be in a range of $74.50 - $75.00.  The expected realized price per Boe reflects an approximate crude oil differential to WTI of $15.00 per barrel and an approximate $3.00 per barrel loss on settled crude oil derivatives during the quarter.

Northern expects its fourth quarter 2013 lease operating expense (LOE) per barrel of oil equivalent to be in a range of $8.75 - $9.00, a reduction of approximately 7% compared to the third quarter of 2013.

MANAGEMENT COMMENT

“We experienced solid sequential production growth driven by strong activity levels during the fourth quarter,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “January drilling activity has remained brisk with approximately 190 active drilling rigs in North Dakota; however, completion activity has been slower given significant cold weather during the month.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our access to capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com